EXHIBIT 4.1

THE AES CORPORATION

as Issuer

AND

WELLS FARGO BANK, N.A.

as Trustee

SEVENTEENTH SUPPLEMENTAL INDENTURE

Dated as of March 7, 2014

TO

SENIOR INDENTURE

Dated as of December 8, 1998

5.500% Senior Notes due 2024

The SEVENTEENTH SUPPLEMENTAL INDENTURE, is dated as of this 7th day of March, 2014 (the “Seventeenth Supplemental Indenture”), between THE AES CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), and WELLS FARGO BANK, N.A., a national banking association, as trustee (hereinafter referred to as the “Trustee”), as successor trustee to BANK ONE, NATIONAL ASSOCIATION.

WHEREAS, the Company entered into a Senior Indenture dated as of December 8, 1998 (the “Senior Indenture”) between the Company and the Trustee to provide for the future issuance of its senior debentures, notes or other evidences of indebtedness (collectively, the “Securities”), said Securities to be issued from time to time in series as might be determined by the Company pursuant to the Senior Indenture and, in an unlimited aggregate principal amount;

WHEREAS, the Company and the Trustee have entered into a First Supplemental Indenture, a Second Supplemental Indenture, a Third Supplemental Indenture, a Fourth Supplemental Indenture, a Fifth Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture, an Eighth Supplemental Indenture, a Ninth Supplemental Indenture, a Tenth Supplemental Indenture, an Eleventh Supplemental Indenture, a Twelfth Supplemental Indenture, a Thirteenth Supplemental Indenture, a Fourteenth Supplemental Indenture, a Fifteenth Supplemental Indenture and a Sixteenth Supplemental Indenture providing for the creation and issuance of various series of Securities and/or amendments to the Senior Indenture (the Senior Indenture, as so amended and supplemented by the forgoing supplemental indentures and this Seventeenth Supplemental Indenture is hereinafter referred to as, the “Indenture”);

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 5.500% Senior Notes due 2024, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Senior Indenture and this Seventeenth Supplemental Indenture; and

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Seventeenth Supplemental Indenture, and all requirements necessary to make this Seventeenth Supplemental Indenture a valid instrument, in accordance with its terms, and to make the 5.500% Senior Notes due 2024, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been satisfied;

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the 5.500% Senior Notes due 2024 and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

SECTION 1.1 TERMS DEFINED IN THE INDENTURE.

Each capitalized term used but not defined in this Seventeenth Supplemental Indenture shall have the meaning assigned to such term in the Senior Indenture.

SECTION 1.2 CERTAIN DEFINITIONS.

The following definitions are hereby added to the definitions contained in Section 1.1 of the Senior Indenture, but only with respect to the 5.500% Senior Notes due 2024 issued in accordance with the provisions hereof:

“Additional Notes” means any notes issued under this Seventeenth Supplemental Indenture in addition to the Initial Notes having the same terms in all respects as the Initial Notes, provided that, if Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number.

“Applicable Premium” means, with respect to any Note on any redemption date, the excess, if any, of (i) the present value on such redemption date of (A) the redemption price of such Note on March 15, 2019 (such redemption price being that set forth in the table in Section 3.1(a)), plus (B) all required remaining scheduled interest payments due on such Note through March 15, 2019 (excluding accrued but unpaid interest, if any, to, but not including, the redemption date) computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (ii) the principal amount of such Note.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Board of Directors” means either the Board of Directors of the Company or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act under the Indenture.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

 “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to March 15, 2019 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any redemption date: (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or (b) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons, (ii) a Person or group (as so defined) of Persons shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

“Change of Control Offer” has the meaning provided in Section 4.1.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of the Company and its Subsidiaries contained in the latest annual report to the stockholders of the Company and prepared in accordance with GAAP.

“DTC” has the meaning provided in Section 2.1.

“Funded Debt” means indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of the determination of the amount thereof.

“Global Securities” has the meaning provided in Section 2.1.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Initial Notes” means the 5.500% Senior Notes due 2024 of the Company issued on March 7, 2014 and delivered under this Seventeenth Supplemental Indenture.

“Issue Date” means March 7, 2014, the date of the original issuance of the Initial Notes.

“Notes” means the Initial Notes and any Additional Notes issued on or after the Issue Date in accordance with clause (ii) of Section 2.2(a) treated as a single class of securities, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.

“Physical Securities” has the meaning provided in Section 2.1.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of the Company determine in good faith is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety.

“Reference Treasury Dealer” means Goldman, Sachs & Co., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Repurchase Date” shall have the meaning provided in Section 4.1 hereof.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

ARTICLE TWO

THE NOTES

SECTION 2.1 FORM AND DATING.

(a)           The Notes shall be substantially in the form of Exhibit A hereto, which is a part of this Seventeenth Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Senior Indenture and this Seventeenth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers of the Company executing such Notes, as evidenced by their execution of the Notes. The Notes will initially be issued as Global Securities. The Company initially appoints The Depository Trust Company (“DTC”) and the Trustee to act as Depositary and custodian, respectively, with respect to the Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar with respect to the Notes. The Notes shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “Global Securities”), registered in the name of the nominee of the Depositary, deposited with the Trustee, as custodian for the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided, and shall bear the legend set forth in Section 2.5. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, as hereinafter provided.

(b)           Securities issued in exchange for interests in the Global Securities pursuant to Section 2.6 may be issued in the form of Physical Securities (“Physical Securities”).

SECTION 2.2 EXECUTION AND AUTHENTICATION.

(a)           The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in the aggregate principal amount of $750,000,000 and (ii) any Additional Notes, (such Notes to be substantially in the form of Exhibit A) in an unlimited amount, in each case, upon written orders of the Company signed by two Officers. Each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes or Additional Notes issued under clause (i) or (ii), respectively, of the preceding sentence, and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as a Global Security or Physical Securities. Such Notes shall initially be in the form of one or more Global Securities, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary for such Global Security or Securities or its nominee and (iii) shall be held by the Trustee as custodian for the Depositary or pursuant to the Depositary’s instruction.

(b)           The Notes shall be issuable only in registered form without coupons in the principal amount of at least $2,000 and integral multiples of $1,000 thereafter.

SECTION 2.3 INTEREST.

Interest on the Notes shall be payable in the amount, on the dates and in the manner provided for in the form of the Note attached hereto as Exhibit A.

SECTION 2.4 PLACE OF PAYMENT.

(a)           The place of payment for the Notes shall be the Borough of Manhattan, The City of New York, or Minneapolis, Minnesota. So long as the Notes are in the form of Registered Global Securities, the Company agrees that payments of interest on, and any portion of the Principal of, the Notes shall be made by the Paying Agent, upon receipt from the Company of immediately available funds, directly to the Depositary (by Federal funds wire transfer).

SECTION 2.5 RESTRICTIVE LEGEND.

(a)           Each Global Security shall bear the following legend on the face thereof:

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY ANY SUCH NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.6 OF THE SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE.

SECTION 2.6 SPECIAL TRANSFER PROVISIONS.

(a)           The following provisions shall apply with respect to the registration of any proposed transfer of a Note:

(i)           If the proposed transferor is a member of, or participant in, the Depositary (an “Agent Member”) holding a beneficial interest in a Global Security, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the applicable Global Security in an amount equal to the principal amount of the beneficial interest in such Global Security to be transferred, and an increase in the applicable Global Security to which the beneficial interest is to be transferred or shall authenticate and deliver one or more Physical Securities of like tenor and amount.

ARTICLE THREE

OPTIONAL REDEMPTION OF
THE NOTES

SECTION 3.1 OPTIONAL REDEMPTION.

(a)           On or after March 15, 2019, the Company may redeem all or a part of the Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15th of the years indicated below:

Year	Percentage
2019	102.750%
2020	101.833%
2021	100.917%
2022 and thereafter	100.0000%

(b)           At any time prior to March 15, 2019, the Company may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Calculation of the Applicable Premium is the responsibility of the Company and the Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

ARTICLE FOUR

REPURCHASE OF NOTES
UPON CHANGE OF CONTROL

SECTION 4.1 REPURCHASE OF NOTES UPON A CHANGE OF CONTROL.

(a)           Upon a Change of Control, each holder of the Notes shall have the right to require that the Company repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.

(b)           Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of the Notes with a copy to the Trustee stating:

(i)           that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Offer”),

(ii)           the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control),

(iii)           the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the “Repurchase Date”),

(iv)           that any Notes not tendered shall continue to accrue interest,

(v)           that any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date, unless the Company defaults in depositing the purchase amount,

(vi)           that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Repurchase Date,

(vii)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased, and

(viii)           that Holders which elect to have their Notes purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

(c)           On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers’ Certificate identifying the Notes or portions thereof tendered to the Company.

(d)           The Trustee shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such Holders a new Note in a principal amount equal to any unpurchased portion of the Notes surrendered. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

(e)           The Company shall comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

ARTICLE FIVE

ADDITIONAL COVENANTS APPLICABLE TO THE NOTES

SECTION 5.1 RESTRICTIONS ON SECURED DEBT.

(a)           If the Company shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property or any capital stock or indebtedness held directly by the Company of any Subsidiary of the Company, the Company shall secure the Notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets of the Company.

(b)           The foregoing restriction shall not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of the Company, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of the Company or any Subsidiary, (d) liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any Note is authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900,000,000 at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive.

SECTION 5.2 RESTRICTIONS ON SALES AND LEASEBACKS.

(a)           The Company shall not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) the Company could incur a lien on such property under the restrictions described in Section 5.1 hereof in an amount  equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (b) the Company, within 180 days after the sale or transfer by the Company, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased as determined by the board of directors of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by (A) the principal amount of any Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation, and (B) the principal amount of Funded Debt, other than Notes, voluntarily retired by the Company within 180 days after such sale or transfer; provided further that no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

ARTICLE SIX

ADDITIONAL EVENTS OF DEFAULT APPLICABLE
TO THE NOTE

SECTION 6.1 ADDITIONAL EVENTS OF DEFAULT.

(a)           Pursuant to Section 6.1 (f) of the Senior Indenture, an “Event of Default” shall be deemed to occur with respect to the Notes if an event of default, as defined in any indenture or instrument evidencing or under which the Company has as of the date of this Seventeenth Supplemental Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (i) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (ii) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of the Company in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of the Notes at the time outstanding; and provided further that if such default shall be remedied or cured by the Company or waived by the holder of such indebtedness, then the Event of Default described under this Seventeenth Supplemental Indenture shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any Holder of Notes or any other person.

ARTICLE SEVEN

MISCELLANEOUS PROVISIONS

SECTION 7.1 RATIFICATION.

(a)           The Senior Indenture, as supplemented by this Seventeenth Supplemental Indenture, is in all respects ratified and confirmed. This Seventeenth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent provided herein and therein.

SECTION 7.2 COUNTERPARTS.

(a)           This Seventeenth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Supplemental Indenture to be duly executed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THE AES CORPORATION, as the Issuer

By:	/s/ Willard C. Hoagland III
	Name:	Willard C. Hoagland III
	Title:	Vice President and Treasurer

Attest:

By:	/s/ Thomas M. O'Flynn
	Name:	Thomas M. O'Flynn
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Brandon Horak
	Name:	Brandon Horak
	Title:	Trust Officer

Attest:

By:	/s/ Andrew Nyquist
	Name:	Andrew Nyquist
	Title:	Vice President

[Signature Page to the Seventeenth Supplemental Indenture]

Exhibit A

[FORM OF NOTE]*

[FACE OF NOTE]

THE AES CORPORATION.

5.500% Senior Note due 2024

CUSIP No.
ISIN No.
No.	Principal Amount $

THE AES CORPORATION, a Delaware corporation (the “Company”), for value received promises to pay to                  or registered assigns, the principal sum of              Dollars ($                ) on March 15, 2024.

Interest Payment Dates: March 15, and September 15; commencing September 15, 2014.

Record Dates: The fifteenth calendar day prior to each Interest Payment Date.

Reference is made to the further provisions of this Note contained herein, which shall for all purposes have the same effect as if set forth at this place

 * If applicable, add Global Security Legend.

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By: Authorized Signature By: Authorized Signature

Dated:

Certificate of Authentication

This is one of the 5.500% Senior Notes due 2024 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, N.A. as Trustee By: Authorized Signatory

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[REVERSE OF FORM OF NOTE]

THE AES CORPORATION

5.500% SENIOR NOTE DUE 2024

1.      Interest. THE AES CORPORATION, a Delaware corporation (the “Company,” which definition shall include any successor thereto in accordance with the Indenture (as defined below)), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the reverse side hereof at a rate of 5.500% per annum. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from March 7, 2014 through but excluding the date on which interest is paid. Interest shall be payable in arrears on March 15, and September 15 of each year (each an “Interest Payment Date”), commencing September 15, 2014. Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

2.      Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date (each, a “Regular Record Date”). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. At the Company’s option, interest may be paid by check mailed to the registered address of the Holder of this Note.

3.      Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice.

4.      Indenture. The Company issued the Notes under an Indenture dated as of December 8, 1998 between the Company and the Trustee as supplemented by the Ninth Supplemental Indenture dated as of April 3, 2003 and the Seventeenth Supplemental Indenture dated as of March 7, 2014 between the Company and the Trustee (said Indenture, as so supplemented, the “Indenture”). This Note is one of an issue of Securities of the Company issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and such Act for a statement of them. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture. The Notes are general unsecured and unsubordinated obligations of the Company ranking pari passu with all of the Company’s unsecured and unsubordinated obligations. The Company may, subject to

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the terms of the Indenture and applicable law, issue Additional Notes under the Seventeenth Supplemental Indenture. The Notes issued on March 7, 2014 and any Additional Notes subsequently issued shall be treated as a single class for all purposes of the Seventeenth Supplemental Indenture. The Indenture limits the ability of the Company to incur certain secured indebtedness and to enter into certain sale and leaseback transactions.

5.      Optional Redemption.

(a)           On or after March 15, 2019, the Company may redeem all or a part of the Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15th of the years indicated below:

Year	Percentage
2019	102.750%
2020	101.833%
2021	100.917%
2022 and thereafter	100.0000%

(b)           At any time prior to March 15, 2019, the Company may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date. Calculation of the Applicable Premium is the responsibility of the Company and the Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

“Applicable Premium” means, with respect to any Note on any redemption date, the excess, if any, of (i) the present value on such redemption date of (A) the redemption price of such Note on March 15, 2019 (such redemption price being that set forth in the table above), plus (B) all required remaining scheduled interest payments due on such Note through March 15, 2019 (excluding accrued but unpaid interest, if any, to, but not including, the redemption date) computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (ii) the principal amount of such Note.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to March 15, 2019 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any redemption date: (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant

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maturity under the caption “Treasury Constant Maturities,” or (b) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker “ means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means Goldman, Sachs & Co., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC; provided, however , that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

6.      Change of Control Offer. Upon the occurrence of a Change of Control, the Company shall be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but not including, the date of repurchase (subject to the right of the Holders of record on the relevant date to receive interest due on the relevant interest payment date).

7.      Sinking Fund. No sinking fund is provided for the Notes.

8.      Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 thereafter. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes or portion of a Note selected for redemption, or transfer or exchange any Notes for a period of 15 days before selection of such Notes to be redeemed.

9.      Persons Deemed Owners. The registered holder of a Note may be treated as the owner of it for all purposes.

10.      Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company

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at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

11.       Amendment, Supplement, Waiver. The Company and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder in any material respect. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Securities of all series affected, subject to certain exceptions requiring the consent of the Holders of the particular Securities.

12.      Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article 5 of the Senior Indenture, the predecessor corporation, subject to certain exceptions, will be released from those obligations.

13.      Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Section 6.1(d) or (e) of the Senior Indenture with respect to the Company) occurs and is continuing, then the holders of not less than 25% in aggregate principal amount of the outstanding Notes may, or the Trustee may, by written notice to the Company, and the Trustee at the request of not less than 25% in aggregate principal amount of the outstanding Notes will, declare the principal of, plus accrued interest, if any, to be due and payable immediately. If an Event of Default specified in Section 6.1(d) or (e) of the Senior Indenture with respect to the Company occurs and is continuing, the Principal of and accrued interest on all of the Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities of all series issued under the Indenture that are affected may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

14.      Trustee Dealing with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

15.      No Recourse Against Others. A director, officer, employee, stockholder or beneficiary, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and

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releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

16.       Defeasance. The Indenture contains provisions (which provisions apply to this Note) for defeasance at any time of (a) the entire indebtedness of the Company in respect of this Note and (b) certain restrictive covenants and Defaults and Events of Default, in each case upon compliance by the Company with certain conditions set forth therein.

17.      Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

18.      Abbreviations

. Customary abbreviations may be used in the name of a Holder of Notes or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19.      GOVERNING LAW. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

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The Company will furnish to any Holder of Notes upon written request and without charge a copy of the Indenture. Requests may be made to:

THE AES CORPORATION
4300 Wilson Boulevard
Arlington, Virginia 22203
Telephone: (703) 522-1315
Telecopy: (703) 528-4510
Attention: Legal Department

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ASSIGNMENT FORM

If you the holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint_______________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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OPTION OF HOLDER TO ELECT TO PURCHASE

Wells Fargo Bank, N.A.	[Date]
Corporate Trust Services
625 Marquette Avenue
MAC N9311-110
Minneapolis, MN 55479
Attn: AES Corporation Administrator

Attention:

Re:	The AES Corporation
5.500% Senior Notes due 2024 (the “Notes”)

The undersigned hereby elects to have [all] [a portion of] its Notes purchased by the Company pursuant to Section 4.1 of the Seventeenth Supplemental Indenture.

If the undersigned elects to have only part of its Notes purchased by the Company pursuant to Section 4.1 of the Seventeenth Supplemental Indenture, state the principal amount (minimum amount of $2,000; multiples of $1,000 in excess of $2,000):

$

Dated:	Signed:
(Sign exactly as name
appears on the other
side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

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